CONTACT:  Don Wright, President/CEO
          NICK GERDE, Vice President/CFO
          Phone:    (509) 664-8000
          FAX:      (509) 664-6868




FOR IMMEDIATE RELEASE
---------------------

     PCT HOLDINGS, INC. SUBSIDIARY ACQUIRES ASSETS OF SEISMIC
                         SAFETY PRODUCTS

Proprietary Technology Activates Gas Safety Valves During Earthquakes


WENATCHEE, WASH -- December 10, 1995 -- PCT Holdings, Inc. (PCTH), a Nevada corporation based in Wenatchee, Wash., announced today that one of its subsidiaries, Seismic Safety Products, Inc., a Washington corporation (Seismic Safety) purchased the assets of Seismic Safety Products, Inc., a Florida corporation. The purchase price was not disclosed but included a combination of cash and unregistered common stock of PCTH.

     "We believe there is a significant market for Seismic Safety's valves which stop the flow of gas during seismic activity," said Don Wright, president and CEO of PCTH. "We also believe that our technology can save both lives and property, and we intend to market aggressively in earthquake-prone areas including California, Japan and Washington state." To spearhead this initiative, the company has appointed John McNamara as Vice President of Sales and Marketing of Seismic Safety. McNamara has over 25 years of experience marketing technology products in the United States and Asia.

     "The acquisition of Seismic Safety compliments our current line of patented products by utilizing existing manufacturing facilities. It also provides an opportunity to become a market leader in earthquake safety applications for commercial, residential and gas utility companies," Wright explained.

     PCTH and its subsidiaries design, manufacture, assemble and distribute precision electronic components for the aerospace, automotive, electronic, energy and medical equipment industries. The company is publicly traded on the NASDAQ SmallCap Market(SM) under the trading symbol "PCTH."